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                                                                    Exhibit 23.2


       CONSENT OF RICHARD A. EISNER & COMPANY, LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Amendment No. 1 to Registration Statement No. 333-42369 on Form-3 of Integrated Process Equipment Corp. (the "Company") of our report dated August 18, 1995, on our audits of the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the year ended June 30, 1995, which report is included in the Company's 1997 Annual Report on Form 10-K and to the reference to our firm under the heading "Experts" in the registration statement.


                      /s/ Richard A. Eisner & Company, LLP


New York, New York
February 6, 1998